EXHIBIT 99.2

Item 8. Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of

HealthStream, Inc.

We have audited the accompanying consolidated balance sheets of HealthStream, Inc. as of December 31, 2014 and 2013, and the related consolidated statements of income, comprehensive income, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of HealthStream, Inc. at December 31, 2014 and 2013, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2014, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), HealthStream, Inc.’s internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 27, 2015 expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Nashville, Tennessee

February 27, 2015, except for the first paragraph of Note 1 – Summary of Significant Accounting Policies, Note 6 – Goodwill, and Note 8 – Business Segments, the date of which is May 18, 2015

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders of

HealthStream, Inc.

We have audited HealthStream, Inc.’s internal control over financial reporting as of December 31, 2014, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). HealthStream, Inc.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Management’s Annual Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, HealthStream, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2014, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the 2014 consolidated financial statements of HealthStream, Inc. and our report dated February 27, 2015 (except for the first paragraph of Note 1 – Summary of Significant Accounting Policies, Note 6 – Goodwill, and Note 8 – Business Segments, as to which the date is May 18, 2015) expressed an unqualified opinion thereon.

/s/ Ernst & Young LLP

Nashville, Tennessee

February 27, 2015

HEALTHSTREAM, INC.

CONSOLIDATED BALANCE SHEETS

(In thousands)

	December 31,	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$81,995	$59,537
Marketable securities	38,973	48,659
Accounts receivable, net of allowance for doubtful accounts of $331 and $211 at December 31, 2014 and 2013, respectively	33,167	25,314
Accounts receivable - unbilled	1,678	1,392
Prepaid royalties, net of amortization	13,030	8,857
Other prepaid expenses and other current assets	5,768	3,365

Total current assets	174,611	147,124
Property and equipment:
Equipment	25,133	21,631
Leasehold improvements	5,860	5,521
Furniture and fixtures	4,554	3,854

	35,547	31,006
Less accumulated depreciation and amortization	(26,105)	(21,968)

	9,442	9,038

Capitalized software development, net of accumulated amortization of $18,114 and $13,910 at December 31, 2014 and 2013, respectively	12,706	11,077
Goodwill	41,914	35,746
Intangible assets, net of accumulated amortization of $13,834 and $11,389 at December 31, 2014 and 2013, respectively	14,795	8,870
Non-marketable equity investments	1,757	497
Other assets	2,037	242

Total assets	$257,262	$212,594

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,753	$2,311
Accrued royalties	9,255	8,435
Accrued liabilities	7,224	5,684
Accrued compensation and related expenses	2,311	1,614
Deferred revenue	53,716	38,168

Total current liabilities	77,259	56,212

Deferred tax liabilities, noncurrent	5,838	6,173
Deferred revenue, noncurrent	3,657	—
Other long term liabilities	2,649	776
Commitments and contingencies	—	—

Shareholders’ equity:
Common stock, no par value, 75,000 shares authorized; 27,677 and 27,327 shares issued and outstanding at December 31, 2014 and 2013, respectively	174,926	166,888
Accumulated deficit	(7,030)	(17,424)
Accumulated other comprehensive loss	(37)	(31)

Total shareholders’ equity	167,859	149,433

Total liabilities and shareholders’ equity	$257,262	$212,594

See accompanying notes to the consolidated financial statements.

HEALTHSTREAM, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share data)

	For the Year Ended December 31,
	2014	2013	2012

Revenues, net	$170,690	$132,274	$103,732
Operating costs and expenses:
Cost of revenues (excluding depreciation and amortization)	74,145	55,605	41,658
Product development	16,463	11,757	8,610
Sales and marketing	29,867	24,052	19,892
Other general and administrative expenses	22,909	18,342	13,452
Depreciation and amortization	10,931	7,852	6,661

Total operating costs and expenses	154,315	117,608	90,273

Income from operations	16,375	14,666	13,459

Other income, net	146	176	118

Income before income tax provision	16,521	14,842	13,577
Income tax provision	6,127	6,424	5,932

Net income	$10,394	$8,418	$7,645

Net income per share:
Basic	$0.38	$0.31	$0.29

Diluted	$0.37	$0.30	$0.28

Weighted average shares of common stock outstanding:
Basic	27,570	26,853	26,128

Diluted	28,023	27,663	27,507

See accompanying notes to the consolidated financial statements.

HEALTHSTREAM, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(In thousands)

	For the Year Ended December 31,
	2014	2013	2012

Net income	$10,394	$8,418	$7,645

Other comprehensive income, net of taxes:
Unrealized gain (loss) on marketable securities	(6)	(49)	25

Total other comprehensive income (loss)	(6)	(49)	25

Comprehensive income	$10,388	$8,369	$7,670

See accompanying notes to the consolidated financial statements.

HEALTHSTREAM, INC.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

(In thousands)

	Common Stock		Accumulated	Accumulated Other Comprehensive	Total Shareholders’
	Shares	Amount	Deficit	Income (Loss)	Equity
Balance at December 31, 2011	25,896	$154,409	$(33,487)	$(7)	$120,915
Net income	—	—	7,645	—	7,645
Comprehensive income	—	—	—	25	25
Issuance of common stock in acquisitions	56	1,541	—	—	1,541
Stock based compensation	—	1,136	—	—	1,136
Tax benefits from equity awards	—	111	—	—	111
Common stock issued under stock plans, net of shares withheld for employee taxes	281	823	—	—	823

Balance at December 31, 2012	26,233	158,020	(25,842)	18	132,196
Net income	—	—	8,418	—	8,418
Comprehensive loss	—	—	—	(49)	(49)
Issuance of common stock in acquisition	15	534	—	—	534
Stock based compensation	—	1,458	—	—	1,458
Tax benefits from equity awards	—	3,722	—	—	3,722
Common stock issued under stock plans, net of shares withheld for employee taxes	1,079	3,154	—	—	3,154

Balance at December 31, 2013	27,327	166,888	(17,424)	(31)	149,433
Net income	—	—	10,394	—	10,394
Comprehensive loss	—	—	—	(6)	(6)
Issuance of common stock in acquisition	82	2,246	—	—	2,246
Stock based compensation	—	1,625	—	—	1,625
Tax benefits from equity awards	—	3,234	—	—	3,234
Common stock issued under stock plans, net of shares withheld for employee taxes	268	933	—	—	933

Balance at December 31, 2014	27,677	$174,926	$(7,030)	$(37)	$167,859

See accompanying notes to the consolidated financial statements.

HEALTHSTREAM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Year Ended December 31,
	2014	2013	2012
OPERATING ACTIVITIES:
Net income	$10,394	$8,418	$7,645
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	10,931	7,852	6,661
Deferred income taxes	1,324	2,506	5,601
Stock based compensation expense	1,625	1,458	1,136
Excess tax benefits from equity awards	(3,234)	(3,722)	(111)
Provision for doubtful accounts	237	115	120
Loss on non-marketable equity investments	65	37	16
Other	1,394	1,660	722
Changes in assets and liabilities, net of business combinations:
Accounts and unbilled receivables	(6,690)	(10,056)	1,227
Prepaid royalties	(4,174)	(5,119)	(329)
Other prepaid expenses and other current assets	(2,022)	(1,207)	(537)
Other assets	(1,761)	105	(15)
Accounts payable	2,442	1,254	(1,529)
Accrued royalties	820	3,399	1,579
Accrued liabilities, accrued compensation and related expenses, and other long-term liabilities	5,434	5,593	542
Deferred revenue	17,471	14,761	(198)

Net cash provided by operating activities	34,256	27,054	22,530

INVESTING ACTIVITIES:
Business combinations, net of cash acquired	(12,298)	(7,560)	(9,901)
Proceeds from sales of marketable securities	—	5,062	—
Proceeds from maturities of marketable securities	52,625	82,661	78,075
Purchases of marketable securities	(44,341)	(86,139)	(118,176)
Payments to acquire equity method investments	(325)	(300)	(250)
Payments to acquire cost method investments	(1,000)	—	—
Payments associated with capitalized software development	(5,658)	(4,267)	(4,435)
Purchases of property and equipment	(4,544)	(4,444)	(4,316)

Net cash used in investing activities	(15,541)	(14,987)	(59,003)

FINANCING ACTIVITIES:
Proceeds from exercise of stock options	1,094	3,318	823
Taxes paid related to net settlement of equity awards	(161)	(164)	—
Excess tax benefits from equity awards	3,234	3,722	111
Payment of earn-outs related to business combinations	(424)	(771)	—

Net cash provided by financing activities	3,743	6,105	934

Net increase (decrease) in cash and cash equivalents	22,458	18,172	(35,539)
Cash and cash equivalents at beginning of year	59,537	41,365	76,904

Cash and cash equivalents at end of year	$81,995	$59,537	$41,365

SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid	$56	$51	$61

Income taxes paid	$1,641	$371	$427

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Issuance of common stock in connection with business combinations	$2,246	$534	$1,541

Acquisition of content rights in exchange for future services	$—	$—	$500

See accompanying notes to the consolidated financial statements.

HEALTHSTREAM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Reporting Entity and Segments

In the first quarter of 2015, HealthStream, Inc. (the “Company”) changed its reportable operating segments and created a new business segment, HealthStream Provider Solutions. The 2014, 2013, and 2012 financial information included herein has been recast to conform to the 2015 business segment presentation by including Sy.Med within the HealthStream Provider Solutions segment as further described in Note 8, “Business Segments.”

The Company was incorporated in 1990 as a Tennessee corporation and is headquartered in Nashville, Tennessee. We operate our business in three segments: HealthStream Workforce Solutions, HealthStream Patient Experience Solutions, and HealthStream Provider Solutions. Our Workforce products consist of SaaS-based services and subscription-based solutions to meet the ongoing training, certification, assessment and development needs of the healthcare community. These solutions provide, deliver and track computer based education for our customers in the United States through our software-as-a-service (SaaS) model. HealthStream Patient Experience products offer healthcare organizations a wide range of quality and satisfaction surveys, consulting services, analyses of survey results, and other research-based services. HealthStream Provider Solutions products offer healthcare organizations software applications for administering and tracking provider credentialing, privileging, call center and enrollment.

Recognition of Revenue

Revenues are derived from providing services through our SaaS-based workforce development platform products, courseware subscriptions, provision of survey and research services, professional services, content maintenance, custom courseware development and other education and training services.

The Company recognizes revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when persuasive evidence of an arrangement exists, prices are fixed or determinable, services and products are provided to the customer and collectability is probable or reasonably assured.

Revenue recognized from software and other arrangements is allocated to each element of the arrangement based on the relative fair values of the elements. While elements include software products and post contract customer support, the fair value of each element is based on vendor specific objective evidence (VSOE). If fair value cannot be determined for each element of the arrangement, all revenue from the arrangement is deferred until fair value can be determined or until all elements of the arrangement are delivered and customer acceptance has occurred. Sales of the Company’s SaaS-based workforce development platform products include customer support, implementation services, and training; therefore all revenues are deferred until the SaaS-based product is implemented, at which time revenues are recognized ratably over the subscription service period. In the event that circumstances occur, which give rise to uncertainty regarding the collectibility of contracted amounts, revenue recognition is suspended until such uncertainty is resolved. Fees for these services are billed on either a monthly, quarterly, or annual basis.

Revenues derived from the delivery of services through the Company’s SaaS-based workforce development platform products and courseware subscriptions are recognized ratably over the term of the subscription service agreement or over the historical usage period, if usage typically differs from the subscription period. Other training revenues are generally recognized upon the completion of training.

Revenues derived from the license of installed software products are recognized upon shipment or installation of the software, when VSOE of the fair value of the software license can be established. Software support and maintenance revenues are recognized ratably over the term of the related agreement.

Revenues recognized from the Company’s survey and research services are determined using both the proportional performance method and the completed contract method. Revenues are generally earned over the estimated survey cycle, which typically ranges from less than one month to up to five months. The survey cycle is generally initiated based on the receipt of the first survey response and runs through provision of related survey reports to the customer. If survey results are not available to the customer during the survey fielding cycle, revenues are recognized at time of report delivery. Revenues for coaching and consulting engagements are recognized using the proportional performance method over the term of the underlying contract. Fees for survey services are billed upon initiation of the survey cycle, with progress billings made throughout the survey cycle. Fees for coaching and consulting engagements are billed upon initiation of the engagement with progress billings throughout the term of the contract.

Revenues from professional services, content maintenance, and custom courseware development services are recognized using a percentage of completion method based on labor hours, which correspond to the completion of performance milestones and deliverables. All other revenues are recognized as the related services are performed or products are delivered. Fees for these services are generally billed at project initiation and upon completion of various milestones.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries, all of which are wholly-owned. All inter-company accounts and transactions have been eliminated in consolidation.

HEALTHSTREAM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Use of Estimates

The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates and such differences could be material to the consolidated financial statements.

Cash Equivalents

The Company considers cash equivalents to be unrestricted, highly liquid investments with initial maturities of less than three months.

Marketable Securities

Marketable securities are classified as available for sale and are stated at fair market value, with the unrealized gains and losses, net of tax, reported in other comprehensive income (loss) on the accompanying consolidated balance sheets. Realized gains and losses and declines in market value judged to be other than temporary on investments in marketable securities are included in interest and other income on the accompanying consolidated statements of income. The cost of securities sold is based on the specific identification method. Interest and dividends on securities classified as available for sale are included in other income (expense) on the accompanying consolidated statements of income. Premiums and discounts are amortized over the life of the related available for sale security as an adjustment to yield using the effective interest method.

Accounts Receivable-Unbilled

Accounts receivable-unbilled represents the following: 1) revenue earned and recognized on contracts accounted for using the proportional performance method for which invoices have not been generated or contractual billing dates have not been reached; and 2) the difference between billings for contracts containing escalated pricing over the term of the agreement and the recognition of revenue ratably over the subscription period.

Deferred Revenue

Deferred revenue represents amounts, which have been billed or collected in advance of revenue recognition, and is recognized as the revenue recognition criteria are met. The Company typically invoices customers in quarterly, bi-annual, or annual installments, and occasionally customers will pay for multi-year contracts in advance.

Prepaid Royalties

Prepaid royalties represents advance payments associated with the sale of third party products, such as courseware subscriptions. Royalties are typically paid in advance at the commencement of the revenue cycle, or periodically throughout the revenue cycle, such as quarterly, bi-annual, or annual installments. Royalty payments are amortized over the term of the underlying contracts, which generally range from 12 to 36 months, in order to match the direct royalty costs to the same period the subscription revenue is recognized. Amortization of royalties is included under the caption “cost of revenues (excluding depreciation and amortization)” in the accompanying consolidated statements of income.

Allowance for Doubtful Accounts

The Company estimates its allowance for doubtful accounts using a specific identification method. Management determines the allowance for doubtful accounts on a case-by-case basis, based on the facts and circumstances surrounding each potentially uncollectible receivable. An allowance is also maintained for accounts that are not specifically identified that may become uncollectible in the future. Uncollectible receivables are written-off in the period management believes it has exhausted every opportunity to collect payment from the customer. Bad debt expense is recorded when events or circumstances indicate an additional allowance is required based on the Company’s specific identification approach.

Changes in the allowance for doubtful accounts and the amounts charged to bad debt expense for the years ended December 31, were as follows (in thousands):

	Allowance Balance at Beginning of Period	Charged to Costs and Expenses	Write-offs	Allowance Balance at End of Period
2014	$211	$237	$(117)	$331
2013	$142	$115	$(46)	$211
2012	$149	$120	$(127)	$142

Capitalized Software Development

Capitalized software development is stated on the basis of cost, and is presented net of accumulated amortization. The Company capitalizes costs incurred during the software development phase for projects when such costs are material. These assets are amortized using the straight-line method, generally ranging between one to five years. The Company capitalized approximately $5.7 million and $4.3 million during 2014 and 2013, respectively. Maintenance and operating costs are expensed as incurred. As of December 31, 2014 and 2013, there were no capitalized internal development costs for computer software developed for resale.

HEALTHSTREAM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market in an orderly transaction between market participants at the measurement date. The fair value hierarchy prioritizes the inputs to valuation techniques used in measuring fair value. There are three levels to the fair value hierarchy based on the reliability of inputs, as follows:

Level 1	–	Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.

Level 2	–	Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3	–	Unobservable inputs in which little or no market data exists, therefore requiring the Company to develop its own assumptions.

The Company evaluates assets and liabilities subject to fair value measurements on a recurring basis to determine the appropriate level at which to classify them for each reporting period. This determination requires significant judgments to be made by the Company.

At December 31, 2014, the fair value measurement amounts for assets consisted of marketable securities which are classified as available for sale. The carrying amounts reported in the consolidated balance sheets approximate the fair value of the Company’s marketable securities based on quoted market prices or alternative pricing sources and models utilizing market observable inputs. At December 31, 2014 and 2013, the Company did not have any financial liabilities that were subject to fair value measurements.

Property and Equipment

Property and equipment are stated on the basis of cost. Depreciation and amortization are provided on the straight-line method over the following estimated useful lives, except for assets under capital leases and leasehold improvements, which are amortized over the shorter of the estimated useful life or their respective lease term. Depreciation and amortization of property and equipment totaled $4.1 million and $3.3 million for the years ended December 31, 2014 and 2013, respectively.

Years
Furniture and fixtures	5-10
Equipment	3-5

Goodwill and Intangible Assets

Goodwill represents the excess of purchase price over fair value of net tangible assets acquired. The Company evaluates goodwill for impairment at the reporting unit level by assessing whether it is more likely than not that the fair value of a reporting unit exceeds its carrying value. If this assessment concludes that is more likely than not that the fair value of a reporting unit exceeds its carrying value, then goodwill is not considered impaired and no further impairment testing is required. Conversely, if the assessment concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying value, a goodwill impairment test is performed to compare the fair value of the reporting unit to its carrying value. The Company determines fair value of the reporting units using both income and market based models. The Company will perform its goodwill impairment test whenever events or changes in facts or circumstances indicate that impairment may exist, and at least annually during the fourth quarter.

As of December 31, 2014 intangible assets with remaining unamortized balances include contract rights and customer relationships, internally-developed technology and patents, non-competition agreements, and trade names. These intangible assets are considered to have definite useful lives and are being amortized on a straight line basis over periods typically ranging between five and ten years. The weighted average amortization period for definite lived intangible assets as of December 31, 2014 was 8.7 years. Intangible assets are reviewed for impairment whenever events or changes in facts or circumstances indicate that the carrying amount of the assets may not be recoverable. There were no impairments identified or recorded for the years ended December 31, 2014, 2013, or 2012.

Long-Lived Assets

Long-lived assets to be held for use are reviewed for events or changes in facts and circumstances, both internally and externally, which may indicate that an impairment of long-lived assets held for use is present. The Company measures any impairment using observable market values or discounted future cash flows from the related long-lived assets. The cash flow estimates and discount rates incorporate management’s best estimates, using appropriate and customary assumptions and projections at the date of evaluation. Management periodically evaluates whether the carrying value of long-lived assets, including property and equipment, capitalized software development, other assets and intangible assets will be recoverable. There were no impairments identified or recorded for the years ended December 31, 2014, 2013, or 2012.

HEALTHSTREAM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Non-Marketable Equity Investments

Non-marketable equity investments are accounted for using the equity method when the Company can exercise significant influence over the investee. Investments for which the Company is not able to exercise significant influence over the investee are accounted for under the cost method. The proportionate share of income or loss from equity method investments are recorded under the caption “other income, net” in the accompanying consolidated statements of income.

Financial Instruments

The Company has financial instruments, including cash and cash equivalents, accounts receivable, accounts receivable-unbilled, accounts payable, accrued liabilities, and deferred revenue. The carrying amounts of these financial instruments approximate fair value because of the short term maturity or short term nature of such instruments. Marketable securities approximate fair value based on quoted market prices, see Note 4.

Income Taxes

Income taxes are accounted for using the asset and liability method, whereby deferred tax assets and liabilities are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities measured at tax rates that will be in effect for the year in which the differences are expected to affect taxable income. Management evaluates all available evidence, both positive and negative, to determine whether, based on the weight of that evidence, a valuation allowance is needed. Future realization of the tax benefit of an existing deductible temporary difference or carryforward ultimately depends on the existence of sufficient taxable income of the appropriate character within the carryback or carryforward period available under the tax law. There are four possible sources of taxable income that may be available under the tax law to realize a tax benefit for deductible temporary differences and carryforwards: 1) future reversals of existing taxable temporary differences, 2) future taxable income exclusive of reversing temporary differences and carryforwards, 3) taxable income in prior carryback year(s) if carryback is permitted under the tax law, and 4) tax-planning strategies that would, if necessary, be implemented to realize deductible temporary differences or carryforwards prior to their expiration. Management reviews the realizability of its deferred tax assets each reporting period to identify whether any significant changes in circumstances or assumptions have occurred that could materially affect the realizability of deferred tax assets. As of December 31, 2014, the Company had established a valuation allowance of $0.4 million for the portion of its net deferred tax assets that are not more likely than not expected to be realized.

The Company accounts for income tax uncertainties using a more-likely-than-not recognition threshold based on the technical merits of the tax position taken. Tax positions that meet the more-likely-than-not recognition threshold are measured in order to determine the tax benefit to be recognized in the financial statements. The Company expenses any penalties or interest associated with tax obligations as general and administrative expenses and interest expense, respectively.

Advertising

The Company expenses the costs of advertising as incurred. Advertising expense for the years ended December 31, 2014, 2013, and 2012 was approximately $663,000, $408,000, and $349,000, respectively.

Shipping and Handling Costs

Shipping and handling costs that are associated with our products and services are included in cost of revenues.

Earnings Per Share

Basic earnings per share is computed by dividing the net income available to common shareholders for the period by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing the net income for the period by the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares, composed of incremental common shares issuable upon the exercise of stock options, are included in diluted net income per share to the extent these shares are dilutive. Common equivalent shares that have an anti-dilutive effect on diluted net income per share have been excluded from the calculation of diluted weighted average shares outstanding for the years ended December 31, 2014, 2013, and 2012.

HEALTHSTREAM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Concentrations of Credit Risk and Significant Customers

The Company places its temporary excess cash investments in high quality, short-term money market instruments. At times, such investments may be in excess of the FDIC insurance limits.

The Company sells its products and services to various companies in the healthcare industry that are located in the United States. We perform ongoing credit evaluations of our customers’ financial condition and generally require no collateral from customers. The Company did not have any single customer representing over 10% of net revenues during 2014, 2013, or 2012.

Stock Based Compensation

As of December 31, 2014, the Company maintains two stock based compensation plans, which are described in Note 10. The Company accounts for stock based compensation using the fair-value based method for costs related to share-based payments, including stock options and restricted share units. The Company uses the Black Scholes option pricing model for calculating the fair value of option awards issued under its stock based compensation plan. The Company measures compensation cost of restricted share units based on the closing fair market value of the Company’s stock on the date of grant. Stock based compensation cost is measured at the grant date, based on the fair value of the award that is ultimately expected to vest, and is recognized as an expense over the requisite service period. The Company recognizes tax benefits from stock based compensation if an excess tax benefit is realized. Excess tax benefits are recorded as an increase to common stock when realized.

Newly Issued Accounting Standards

In May 2014, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2014-09, Revenue from Contracts with Customers (Topic 606), which supersedes the revenue recognition requirements in Topic 605, Revenue Recognition, and most industry-specific revenue recognition guidance throughout the Industry Topics of the Accounting Standards Codification. The updated guidance states that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The guidance also provides for additional disclosures with respect to revenues and cash flows arising from contracts with customers. The standard will be effective for the first interim period within annual reporting periods beginning after December 15, 2016, and early adoption is not permitted. The Company is currently reviewing this standard to assess the impact on its future consolidated financial statements.

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements - Going Concern (Subtopic 205-40); Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern, which requires management of the Company to evaluate whether there is substantial doubt about the Company’s ability to continue as a going concern. The standard will be effective for the annual reporting period ending after December 15, 2016, with early adoption permitted. The Company does not expect the adoption of the standard to have a material impact on the Company’s consolidated financial statements.

2. SHAREHOLDERS’ EQUITY

Common Stock

The Company is authorized to issue up to 75 million shares of common stock. The number of common shares issued and outstanding as of December 31, 2014 and 2013 was approximately 27.7 million and 27.3 million, respectively.

Preferred Stock

The Company is authorized to issue up to 10 million shares of preferred stock in one or more series, having the relative voting powers, designations, preferences, rights and qualifications, limitations or restrictions, and other terms as the Board of Directors may fix in providing for the issuance of such series, without any vote or action of the shareholders.

HEALTHSTREAM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. EARNINGS PER SHARE

The following table sets forth the computation of basic and diluted earnings per share for the three years ended December 31, 2014 (in thousands, except per share amounts):

	2014	2013	2012
Numerator:
Net income	$10,394	$8,418	$7,645

Denominator:
Weighted-average shares outstanding	27,570	26,853	26,128
Effect of dilutive shares	453	810	1,379

Weighted-average diluted shares	28,023	27,663	27,507

Basic earnings per share	$0.38	$0.31	$0.29

Diluted earnings per share	$0.37	$0.30	$0.28

Potentially dilutive shares representing approximately 70,000, 70,000, and 105,000 shares of common stock for 2014, 2013, and 2012, respectively, were excluded from the calculation of diluted earnings per share because their effect would have been anti-dilutive.

4. MARKETABLE SECURITIES

At December 31, 2014 and 2013, the fair value of marketable securities, which were all classified as available for sale, included the following (in thousands):

	December 31, 2014
	Adjusted Cost	Unrealized Gains	Unrealized Losses	Fair Value
Level 2:
Certificates of deposit	$6,278	$—	$—	$6,278
Corporate debt securities	32,732	—	(37)	32,695

Subtotal	39,010	—	(37)	38,973

Total	$39,010	$—	$(37)	$38,973

	December 31, 2013
	Adjusted Cost	Unrealized Gains	Unrealized Losses	Fair Value
Level 2:
Certificates of deposit	$2,260	$—	$—	$2,260
Corporate debt securities	46,430	—	(31)	46,399

Subtotal	48,690	—	(31)	48,659

Total	$48,690	$—	$(31)	$48,659

The carrying amounts reported in the consolidated balance sheet approximate fair value based on quoted market prices or alternative pricing sources and models utilizing market observable inputs. As of December 31, 2014, the Company does not consider any of its marketable securities to be other than temporarily impaired. During 2013, the Company recorded realized gains of approximately $5,000 from sales of marketable securities. All investments in marketable securities are classified as a current asset on the balance sheet because the underlying securities mature within one year from the balance sheet date.

HEALTHSTREAM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. BUSINESS COMBINATIONS

On June 29, 2012, the Company acquired all of the stock of Decision Critical, Inc., (DCI) an Austin, Texas based company that specializes in learning and competency management products for acute-care hospitals. The Company acquired DCI to further advance its suite of workforce development solutions. The consideration paid for DCI consisted of approximately $3.4 million in cash and 22,124 shares of our common stock. Also, the Company may make additional payments of up to $300,000, contingent upon achievement of certain financial targets and business outcomes within a three year period after the closing date. As of December 31, 2014, approximately $188,000 of these contingent payments have been paid to the former DCI shareholders. The Company incurred approximately $203,000 in transaction costs associated with the DCI acquisition, which are included on the accompanying consolidated statements of income under the caption “other general and administrative.” In allocating the purchase price, the Company recorded approximately $2.9 million of goodwill, $1.5 million of identifiable intangible assets, $291,000 of net tangible assets and $456,000 of deferred tax liabilities. The goodwill balance is primarily attributed to assembled workforce, expanded market opportunities from DCI’s workforce development products, and expected synergies from integrating DCI’s products into our platform. The goodwill balance is not deductible for U.S. income tax purposes. The net tangible assets include deferred revenue, which in accordance with US GAAP, was adjusted down from a book value of $548,000 to an estimated fair value of $356,000. The deferred revenue recorded represents the estimated fair value of the contractual obligation assumed as of the acquisition date. The $192,000 write-down of deferred revenue resulted in lower revenues than would have otherwise been recognized for such services. The results of operations for DCI have been included in the Company’s consolidated financial statements from the date of acquisition, and are included in the HealthStream Workforce Solutions segment.

On October 19, 2012, the Company acquired all of the stock of Sy.Med Development, Inc. (Sy.Med), a Brentwood, Tennessee based company that specializes in credentialing related software products for healthcare providers. The Company acquired Sy.Med to further advance its suite of workforce development solutions. The consideration paid for Sy.Med consisted of approximately $7.4 million in cash and 34,060 shares of our common stock. The Company also made approximately $1.25 million of earn-out payments for achievement of certain financial targets and business outcomes. The Company incurred approximately $165,000 in transaction costs associated with the Sy.Med acquisition, which are included on the accompanying consolidated statements of income under the caption “other general and administrative.” In allocating the purchase price, the Company recorded approximately $5.4 million of goodwill, $6.5 million of identifiable intangible assets, $294,000 of net tangible assets and $2.8 million of deferred tax liabilities. The goodwill balance is primarily attributed to assembled workforce, additional market opportunities of Sy.Med’s credentialing software, and expected synergies from integrating Sy.Med’s products into our platform. The goodwill balance is not deductible for U.S. income tax purposes. The net tangible assets include deferred revenue, which was adjusted down from a book value of $1.1 million to an estimated fair value of $229,000. The $916,000 write-down of deferred revenue resulted in lower revenues than would have otherwise been recognized for such services. The results of operations for Sy.Med have been included in the Company’s consolidated financial statements from the date of acquisition, and are included in the HealthStream Provider Solutions segment.

On September 9, 2013, the Company acquired substantially all of the assets of Baptist Leadership Group (BLG), a Pensacola, Florida based company that provides consulting services focused on patient-centered performance excellence in healthcare. The Company acquired BLG to strengthen its Patient Experience Solutions. The consideration paid for BLG consisted of approximately $7.4 million in cash (taking into account the working capital adjustment) and 15,230 shares of our common stock. The Company incurred approximately $145,000 in transaction costs associated with the acquisition, which are included on the accompanying consolidated statements of income under the caption “other general and administrative.” In allocating the purchase price, the Company recorded approximately $6.3 million of goodwill, $1.6 million of identifiable intangible assets, and $28,000 of net tangible assets. The goodwill balance is primarily attributed to the assembled workforce, additional market opportunities from BLG’s consulting services, and expected synergies from integrating BLG into the operations of the HealthStream Patient Experience Solutions segment. The goodwill balance is deductible for U.S. income tax purposes. The net tangible assets include deferred revenue, which was adjusted down from a book value of $508,000 to an estimated fair value of $254,000. The $254,000 write-down of deferred revenue resulted in lower revenues than would have otherwise been recognized for such services. The results of operations for BLG have been included in the Company’s consolidated financial statements from the date of acquisition, and are included in the HealthStream Patient Experience Solutions segment.

HEALTHSTREAM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. BUSINESS COMBINATIONS (continued)

On March 3, 2014, the Company acquired all of the stock of Health Care Compliance Strategies, Inc. (HCCS), a Jericho, New York based company that specializes in healthcare compliance solutions and services. The Company acquired HCCS to further advance its suite of workforce development solutions, including its offering of compliance solutions. The consideration paid for HCCS consisted of approximately $12.8 million in cash (taking into account a working capital adjustment) and 81,614 shares of our common stock. The Company may make additional payments of up to $750,000, contingent upon the achievement of certain performance milestones within one year post-closing. The Company incurred approximately $515,000 in transaction costs associated with the acquisition, of which $365,000 were incurred during the nine months ended September 30, 2014 and $150,000 were incurred during the year ended December 31, 2013. The transaction costs were recorded in other general and administrative expenses in the consolidated statements of income. In allocating the purchase price, the Company recorded approximately $6.2 million of goodwill, $8.4 million of identifiable intangible assets, $2.6 million of tangible assets, $625,000 of deferred tax assets, and $2.7 million of liabilities. Included in the recorded liabilities is an accrual for contingent consideration of approximately $600,000. The goodwill balance is primarily attributed to assembled workforce, additional market opportunities of HCCS’s compliance solutions, and expected synergies from integrating HCCS’s products into our platform. The goodwill balance is deductible for U.S. income tax purposes. The net tangible assets include deferred revenue, which was adjusted down from a book value at the acquisition date of $3.2 million to an estimated fair value of $1.7 million. The $1.5 million write-down of deferred revenue will result in lower revenues than would have otherwise been recognized for such services. The results of operations for HCCS have been included in the Company’s consolidated financial statements from the date of acquisition, and are also included in the HealthStream Workforce Solutions segment.

During the second quarter of 2014, the Company determined the presentation of contingent consideration payments, or earn-outs, in connection with business combinations should be classified as a financing activity within the Consolidated Statement of Cash Flows. The Company previously classified such payments as an operating activity within the Consolidated Statement of Cash Flows. The Company has adjusted the Consolidated Statement of Cash Flows for the year ended December 31, 2013 and all prior interim periods affected. The Company considers the adjustments to all periods listed below to be an immaterial correction of an error.

The effect of the immaterial adjustments on the Consolidated Statement of Cash Flows for the respective periods listed below is as follows (in thousands):

	Previously Reported	Adjustments	Adjusted

Consolidated Statement of Cash Flows
Net cash provided by operating activities, three months ended March 31, 2013	$3,855	$45	$3,900
Net cash provided by financing activities, three months ended March 31, 2013	742	(45)	697
Net cash provided by operating activities, six months ended June 30, 2013	11,041	318	11,359
Net cash provided by financing activities, six months ended June 30, 2013	1,524	(318)	1,206
Net cash provided by operating activities, nine months ended September 30, 2013	22,854	357	23,211
Net cash provided by financing activities, nine months ended September 30, 2013	2,827	(357)	2,470
Net cash provided by operating activities, year ended December 31, 2013	26,283	771	27,054
Net cash provided by financing activities, year ended December 31, 2013	6,876	(771)	6,105
Net cash provided by operating activities, three months ended March 31, 2014	9,189	5	9,194
Net cash provided by financing activities, three months ended March 31, 2014	297	(5)	292

HEALTHSTREAM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. GOODWILL

Goodwill is evaluated for impairment at least annually to determine whether it is more likely than not that the fair value of the reporting units exceed their carrying value. If this assessment concludes that is more likely than not that the fair value of a reporting unit exceeds its carrying value, then goodwill is not considered impaired and no further impairment testing is required. Qualitative factors are considered for this assessment, such as, financial performance, industry and market comparables, and other factors affecting the reporting unit. If the assessment concludes that it is more likely than not that the fair value of a reporting unit is less than its carrying value, a goodwill impairment test is performed to compare the fair value of the reporting unit to its carrying value. The Company determines fair value of the reporting units using both income and market based models. Under these methods, the technique used to determine fair value is sensitive to estimates and assumptions associated with cash flow from operations and its growth, discount rates, and reporting unit terminal values. The Company performs its annual impairment evaluation of goodwill during the fourth quarter of each year and as changes in facts and circumstances indicate impairment exists. During the annual impairment evaluation in the fourth quarter of 2014 and 2013, the results of our assessment indicated goodwill was not impaired.

During 2014, the Company acquired Health Care Compliance Strategies, Inc., and during 2013, the Company acquired Baptist Leadership Group. The changes in the carrying amount of goodwill for the years ended December 31, 2014 and 2013 are as follows (in thousands):

	Workforce	Patient Experience	Provider	Total
Balance at January 1, 2014	$6,168	$24,154	$5,424	$35,746
Acquisition of Health Care Compliance Strategies, Inc.	6,168	—	—	6,168

Balance at December 31, 2014	$12,336	$24,154	$5,424	$41,914

	Workforce	Patient Experience	Provider	Total
Balance at January 1, 2013	$6,168	$17,840	$5,291	$29,299
Acquisition of Sy.Med Development, Inc.	—	—	133	133
Acquisition of Baptist Leadership Group	—	6,314	—	6,314

Balance at December 31, 2013	$6,168	$24,154	$5,424	$35,746

7. INTANGIBLE ASSETS

All intangible assets are considered to have finite useful lives. Customer related intangibles are amortized over their estimated useful lives ranging from eight to ten years. Other intangible assets include non-competition agreements, technology and patents, and trade names, and are being amortized over periods ranging from five to nine years. Amortization of intangible assets was approximately $2.4 million, $1.5 million, and $1.1 million, for the years ended December 31, 2014, 2013 and 2012, respectively.

Identifiable intangible assets are comprised of the following (in thousands):

	As of December 31, 2014			As of December 31, 2013
	Gross Amount	Accumulated Amortization	Net	Gross Amount	Accumulated Amortization	Net
Customer related	$23,329	$(11,880)	$11,449	$16,889	$(10,145)	$6,744
Other	5,300	(1,954)	3,346	3,370	(1,244)	2,126

Total	$28,629	$(13,834)	$14,795	$20,259	$(11,389)	$8,870

The expected future annual amortization expense for the years ending December 31, is as follows (in thousands):

2015	$2,263
2016	2,174
2017	2,097
2018	1,986
2019	1,616
Thereafter	4,659

Total	$14,795

HEALTHSTREAM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. BUSINESS SEGMENTS

The Company provides services to healthcare organizations and other members within the healthcare industry. The Company’s services are focused on the delivery of workforce development products and services (HealthStream Workforce Solutions), survey and research services (HealthStream Patient Experience Solutions), and provider credentialing, privileging, call center and enrollment products and services (HealthStream Provider Solutions).

During the first quarter of 2015, the Company formed a new business segment, HealthStream Provider Solutions, in addition to the Company’s other two pre-existing business segments, HealthStream Workforce Solutions and HealthStream Patient Experience Solutions. Upon the acquisition of HealthLine Systems, LLC (“HLS”) on March 16, 2015, the Company changed its organizational structure, appointing a President of HealthStream Provider Solutions, who reports to the Company’s Chief Executive Officer (“CEO”). The CEO is also the Company’s chief operating decision maker. The HealthStream Provider Solutions segment reflects the combination of two previously acquired businesses, HLS, and Sy.Med, which was acquired in October 2012. During the first quarter of 2015, the Company began reporting and assessing performance of this newly formed business segment. The Company’s historical segment disclosures included the aggregation of Sy.Med within the HealthStream Workforce Solutions segment. The historical financial information has been recast to conform to the 2015 presentation by including Sy.Med within the HealthStream Provider Solutions segment rather than the HealthStream Workforce Solutions segment.

The Company measures segment performance based on operating income before income taxes and prior to the allocation of certain corporate overhead expenses, interest income, interest expense, gains and losses from equity investments, and depreciation. The Unallocated component below includes corporate functions, such as accounting, human resources, legal, investor relations, administrative, and executive personnel, depreciation, a portion of amortization, and certain other expenses, which are not currently allocated in measuring segment performance. The following is the Company’s business segment information as of and for the years ended December 31, 2014, 2013 and 2012 (in thousands).

	2014	2013	2012
Revenues, net:
Workforce	$134,242	$99,963	$78,070
Patient Experience	31,901	28,454	25,166
Provider	4,547	3,857	496

Total revenues, net	$170,690	$132,274	$103,732

	2014	2013	2012
Income from operations:
Workforce	$35,374	$28,203	$23,574
Patient Experience	810	2,819	2,399
Provider	826	277	(156)
Unallocated	(20,635)	(16,633)	(12,358)

Total income from operations	$16,375	$14,666	$13,459

	Assets *			Purchases of long-lived assets			Depreciation and amortization
	2014	2013	2012	2014	2013	2012	2014	2013	2012
Workforce	$81,116	$48,514	$34,668	$7,179	$6,243	$5,264	$4,813	$2,829	$2,741
Patient Experience	34,536	34,727	23,978	1,277	726	1,019	1,272	1,068	1,179
Provider	10,976	11,499	12,025	200	67	—	683	683	136
Unallocated	130,634	117,854	103,857	1,546	1,675	2,468	4,163	3,272	2,605

Total	$257,262	$212,594	$174,528	$10,202	$8,711	$8,751	$10,931	$7,852	$6,661

*	Segment assets include accounts and unbilled receivables, prepaid royalties, prepaid and other current assets, other assets, capitalized software development, certain property and equipment, and intangible assets. Cash and cash equivalents and marketable securities are not allocated to individual segments, and are included within Unallocated. A significant portion of property and equipment assets are included within Unallocated.

HEALTHSTREAM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. INCOME TAXES

The provision for income taxes is comprised of the following (in thousands):

	Year Ended December 31,
	2014	2013	2012
Current federal	$3,198	$2,474	$58
Current state	1,605	1,444	273
Deferred federal	1,092	2,315	4,804
Deferred state	232	191	797

Provision for income taxes	$6,127	$6,424	$5,932

A reconciliation of income taxes at the statutory federal income tax rate to the provision for income taxes included in the accompanying consolidated statements of income is as follows (in thousands):

	Year Ended December 31,
	2014	2013	2012
Federal tax provision at the statutory rate	$5,782	$5,194	$4,751
State income tax provision, net of federal benefit	1,350	898	974
Tax credits	(1,160)	(54)	—
Change in state valuation allowance	37	231	—
Other	118	155	207

Provision for income taxes	$6,127	$6,424	$5,932

Management periodically assesses the realizability of its deferred tax assets, and to the extent that a recovery is not likely, a valuation allowance is established to reduce the deferred tax asset to the amount estimated to be recoverable. At December 31, 2014, a valuation allowance of $0.4 million exists. As of December 31, 2014, the Company had federal and state net operating loss carryforwards of $7.8 million and $11.2 million, respectively. These loss carryforwards will expire in years 2015 through 2024. The Company is subject to income taxation at the federal and various state levels. The Company is subject to U.S. federal tax examinations for tax years 2011 through 2014. Loss carryforwards and credit carryforwards generated or utilized in years earlier than 2011 are also subject to examination and adjustment. The Company has no income tax examinations in process. The Company has research and development tax credit carryforwards of $2.0 million that expire in varying amounts through 2033. As of December 31, 2014, the Company had alternative minimum tax credit carryforwards of $791,000 that are available to offset future regular tax liabilities and they do not expire.

A reconciliation of the beginning and ending liability for gross unrecognized tax benefits at December 31, 2014 and 2013, are as follows (in thousands):

	December 31,
	2014	2013
Balance at beginning of year	$167	$—
Additions for tax positions in the current year	2,168	167
Reductions for tax positions of prior years	(167)	—

Balance at end of year	$2,168	$167

The Company recognized approximately $125,000 and $2,000 for interest and penalties related to unrecognized tax benefits within the provision for income taxes during the years ended December 31, 2014 and 2013, respectively.

If recognized, approximately $278,000 of the unrecognized tax benefits at December 31, 2014, would reduce the Company’s effective tax rate. The Company estimates that it is reasonably possible the liability for unrecognized tax benefits could decrease up to $1.7 million within the next 12 months, as it expects to file a change in tax accounting method with the IRS for tangible property and deferred revenue.

HEALTHSTREAM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. INCOME TAXES (continued)

Deferred federal and state income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of deferred tax assets and deferred tax liabilities are as follows (in thousands):

	December 31,
	2014	2013
Deferred tax assets:
Allowance for doubtful accounts	$134	$84
Accrued liabilities	1,565	1,225
Tax credits	791	702
Stock based compensation	1,015	966
Deferred revenue	616	—
Depreciation	715	—
Net operating loss carryforwards	355	1,256

Total deferred tax assets	5,191	4,233
Less: Valuation allowance	(355)	(1,325)

Deferred tax assets, net of valuation allowance	4,836	2,908

Deferred tax liabilities:
Deductible goodwill	2,369	2,020
Nondeductible intangible assets	2,171	2,677
Prepaid assets	1,602	781
Capitalized software development	3,836	2,910
Depreciation	—	341
Basis difference on investments	343	533

Total deferred tax liabilities	10,321	9,262

Net deferred tax liabilities	$(5,485)	$(6,354)

10. STOCK BASED COMPENSATION

Stock Incentive Plans

The Company’s 2010 Stock Incentive Plan (2010 Plan) and 2000 Stock Incentive Plan (2000 Plan; collectively, the 2010 Plan and the 2000 Plan referred to as the Plan) authorize the grant of options, restricted share units (RSU), or other forms of stock based compensation to employees, officers, directors and others, and such grants must be approved by the Compensation Committee of the Board of Directors. Options granted under the Plan have terms of no more than ten years, with certain restrictions. The Plan allows the Compensation Committee of the Board of Directors to determine the vesting period and parameters of each grant. The vesting period of the options and RSUs granted has historically ranged from immediate vesting to annual vesting up to four years, beginning one year after the grant date. As of December 31, 2014, approximately 723,000 shares of unissued common stock remained reserved for future stock incentive grants under the Plan. The Company issues new shares of common stock when options are exercised or when RSUs become vested.

Stock Option Activity

A summary of activity and various other information relative to stock options for the year ended December 31, 2014 is presented in the tables below (in thousands, except exercise price).

	Common Shares	Weighted- Average Exercise Price	Aggregate Intrinsic Value
Outstanding at beginning of period	837	$5.73
Granted	—	—
Exercised	(238)	4.59
Expired	—	—
Forfeited	(3)	7.66

Outstanding at end of period	596	$6.18	$13,894

Exercisable at end of period	532	$5.97	$12,495

The aggregate intrinsic value for stock options in the table above represents the total difference between the Company’s closing stock price on December 31, 2014 (the last trading day of the year) of $29.48 and the option exercise price, multiplied by the number of in-the-money options as of December 31, 2014. The weighted average remaining contractual term of options outstanding at December 31, 2014 was 3.2 years. Options exercisable at December 31, 2014 have a weighted average remaining contractual term of 3.1 years.

HEALTHSTREAM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. STOCK BASED COMPENSATION (continued)

Other information relative to option activity during the three years ended December 31, 2014 is as follows (in thousands):

	2014	2013	2012
Total grant date fair value of stock options vested	$630	$723	$878

Total intrinsic value of stock options exercised	$5,912	$25,846	$4,992

Cash proceeds from exercise of stock options	$1,094	$3,318	$823

Restricted Share Unit Activity

A summary of activity relative to RSUs for the year ended December 31, 2014 is follows (in thousands, except weighted average grant date fair value):

	Number of RSU’s	Weighted- Average Grant Date Fair Value	Aggregate Intrinsic Value
Outstanding at beginning of period	137	$22.53
Granted	71	28.64
Vested	(35)	22.57
Forfeited	(9)	24.85

Outstanding at end of period	164	$25.04	$4,839

The aggregate fair value of RSU awards that vested in 2014, as of the respective vesting dates, was approximately $1.1 million. A portion of RSUs that vested in 2014 and 2013 were net-share settled such that the Company withheld shares with value equivalent to the employees’ minimum statutory obligation for the applicable income and other employment taxes, and remitted the cash to the appropriate taxing authorities. The total shares withheld for RSUs during 2014 and 2013 were 5,327 and 2,210, respectively, and were based on the value of the RSUs on their respective vesting dates as determined by the Company’s closing stock price. One stock option exercise was net-share settled during 2013, resulting in 7,606 shares withheld for settlement of employee tax obligations. Total payments related to RSUs and stock options for the employees’ tax obligations to taxing authorities were approximately $161,000 in 2014 and $164,000 in 2013, and are reflected as a financing activity within the Consolidated Statements of Cash Flows. These net-share settlements had the effect of share repurchases by the Company as they reduced and retired the number of shares that would have otherwise been issued as a result of the vesting and did not represent an expense to the Company.

Stock Based Compensation

Total stock based compensation expense recorded for the three years ended December 31, 2014, which is recorded in our Consolidated Statements of Income, is as follows (in thousands):

	Years Ended December 31,
	2014	2013	2012
Cost of revenues (excluding depreciation and amortization)	$86	$81	$45
Product development	201	144	133
Sales and marketing	224	175	151
Other general and administrative	1,114	1,058	807

Total stock based compensation expense	$1,625	$1,458	$1,136

The Company amortizes the fair value of all stock based awards, net of estimated forfeitures, on a straight-line basis over the requisite service period, which generally is the vesting period. As of December 31, 2014, total unrecognized compensation expense related to non-vested stock options and RSUs was approximately $2.7 million, net of estimated forfeitures, with a weighted average expense recognition period remaining of 2.4 years. The Company realized approximately $3.2 million of excess tax benefits during the year ended December 31, 2014, which was recorded as an increase to common stock.

Stock based compensation cost for RSUs is measured based on the closing fair market value of the Company’s stock on the date of grant. Stock based compensation cost for stock options is estimated at the grant date based on the fair value calculated using the Black-Scholes method. The Company did not grant any stock options during 2014, 2013 or 2012.

HEALTHSTREAM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

11. EMPLOYEE BENEFIT PLAN

401(k) Plan

The Company has a defined-contribution employee benefit plan (401(k) Plan) incorporating provisions of Section 401(k) of the Internal Revenue Code. Employees must have attained the age of 21 and have completed thirty days of service to be eligible to participate in the 401(k) Plan. Under the provisions of the 401(k) Plan, a plan member may make contributions, on a tax-deferred basis, subject to IRS limitations. The Company elected to provide eligible employees with matching contributions totaling approximately $274,000 for the year ended December 31, 2014.

12. DEBT

At December 31, 2014 and 2013, the Company had no debt outstanding.

Revolving Credit Facility

The Company maintains a Loan Agreement (the “Revolving Credit Facility”) with SunTrust Bank (“SunTrust”) in the aggregate principal amount of $50.0 million, which matures on November 24, 2017. Under the Revolving Credit Facility, the Company may borrow up to $50.0 million, which includes a $5.0 million swing line subfacility, as well as an accordion feature that allows the Company to increase the Revolving Credit Facility by a total of up to $25.0 million, subject to securing additional commitments from existing lenders or new lending institutions. The Revolving Credit Facility includes a $5.0 million letter of credit subfacility. The obligations under the Revolving Credit Facility are guaranteed by each of the Company’s subsidiaries. At the Company’s election, the borrowings under the Revolving Credit Facility bear interest at either (1) a rate per annum equal to the highest of SunTrust’s prime rate or 0.5% in excess of the Federal Funds Rate or 1.0% in excess of one-month LIBOR (the “Base Rate”), plus an applicable margin, or (2) the one, two, three, or six-month per annum LIBOR for deposits in the applicable currency (the “Eurocurrency Rate”), as selected by the Company, plus an applicable margin. The applicable margin for Eurocurrency Rate loans depends on the Company’s funded debt leverage ratio and varies from 1.50% to 2.00%. The applicable margin for Base Rate loans depends on the Company’s funded debt leverage ratio and varies from 0.50% to 1.50%. Commitment fees and letter of credit fees are also payable under the Revolving Credit Facility. Principal is payable in full at maturity on November 24, 2017, and there are no scheduled principal payments prior to maturity. The Company is required to pay a commitment fee ranging between 20 and 30 basis points per annum of the average daily unused portion of the revolving credit facility, depending on the Company’s funded debt leverage ratio.

The purpose of the Revolving Credit Facility is for general working capital needs, permitted acquisitions (as defined in the Loan Agreement), and for stock repurchase and/or redemption transactions that the Company may authorize.

The Revolving Credit Facility contains certain covenants that, among other things, restrict additional indebtedness, liens and encumbrances, changes to the character of the Company’s business, acquisitions, asset dispositions, mergers and consolidations, sale or discount of receivables, creation or acquisitions of additional subsidiaries, and other matters customarily restricted in such agreements.

In addition, the Revolving Credit Facility requires the Company to meet certain financial tests, including, without limitation:

•	a funded debt leverage ratio (consolidated debt/consolidated EBITDA) of not greater than 3.0 to 1.0; and

•	an interest coverage ratio (consolidated EBITDA/consolidated interest expense) of not less than 3.0 to 1.0.

As of December 31, 2014, the Company was in compliance with all covenants. There were no balances outstanding on the revolving credit facility as of December 31, 2014.

HEALTHSTREAM, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. LEASES

The Company has non-cancellable operating leases primarily for office space and office equipment. Some lease agreements contain provisions for escalating rent payments over the initial terms of the lease. The Company accounts for these leases by recognizing rent expense on a straight-line basis and adjusting the deferred rent expense liability for the difference between the straight-line rent expense and the amount of rent paid. The Company also leases certain office equipment under operating leases. Total rent expense under all operating leases was approximately $3.1 million, $2.4 million, and $2.2 million, for the years ended December 31, 2014, 2013, and 2012, respectively.

Future rental payment commitments at December 31, 2014 under non-cancelable operating leases, with initial terms of one year or more, are as follows (in thousands):

2015	$3,111
2016	1,973
2017	1,120
2018	747
2019	707
Thereafter	2,856

Total minimum lease payments	$10,514

14. LITIGATION

In the ordinary course of business, the Company is from time to time involved in various legal actions. The litigation process is inherently uncertain and it is possible that the resolution of such matters might have a material adverse effect upon the financial condition and/or results of operations of the Company. However, in the opinion of the Company’s management, matters currently pending or threatened against the Company are not expected to have a material adverse effect on the financial position or results of operations of the Company.

15. SUBSEQUENT EVENT

On February 12, 2015, the Company entered into a definitive agreement to acquire all of the stock of HealthLine Systems, Inc. (HealthLine Systems) a San Diego, California based company that specializes in healthcare credentialing, privileging, and quality management software services. The acquisition of HealthLine Systems will enable the Company to provide a comprehensive, SaaS-based solution set for healthcare provider credentialing, privileging, and enrollment in support of HealthStream’s approach to talent management for healthcare organizations. The consideration to be paid for HealthLine Systems consists of approximately $88.0 million in cash, subject to a post-closing working capital adjustment. The closing of the transaction is anticipated to occur in the first quarter of 2015 and is subject to customary closing conditions, including the expiration or early termination of the waiting period applicable to the transaction under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

Following the closing of the transaction, the Company intends to combine HealthLine Systems with its Sy.Med business. Both HealthLine Systems and Sy.Med will continue to operate at their current locations in San Diego, California and Brentwood, Tennessee, respectively. In addition, Michael Sousa, senior vice president of business development, has been selected to serve as President for this business unit following the closing of the acquisition.